Exhibit 99.1

NEWS from

808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254

Contact:	Traded: NYSE (GDP)

Robert C. Turnham, Jr., President	IMMEDIATE RELEASE
D. Hughes Watler, Jr., Chief Financial Officer

GOODRICH PETROLEUM ANNOUNCES UPDATED GUIDANCE FOR FIRST
QUARTER 2005 AND PROVIDES DRILLING AND PRODUCTION UPDATE

Houston, Texas — May 3, 2005. Goodrich Petroleum Corporation today announced an update of its previously given first quarter 2005 guidance and provided an update of its recent drilling and production activities.

PRODUCTION, REVENUE AND CASH FLOW

The Company reaffirmed its previously released guidance for the first quarter of 2005, including ranges of approximately $12.0 to $14.0 million in revenue, before unrealized derivative losses, and $8.0 to $9.0 million in cash flow from operations, before changes in working capital. The Company also expects first quarter 2005 production to average approximately 20,000 to 22,000 Mcfe per day, which is consistent with its previously disclosed expectation that the first quarter 2005 production will be approximately 10% lower than the 2.18 billion cubic feet equivalent that reported in the fourth quarter of 2004. The Company estimates that its total current oil and gas production is approximately 25,000 Mcfe per day.

HEDGING INEFFECTIVENESS

The Company reported that it believes its natural gas hedges currently in place for 2005 and 2006 will again be deemed to be “ineffective” under accounting rules and will not be accounted for as cash flow hedges. As was the case on December 31, 2004, the Company expects to “mark to market” the fair value of its natural gas hedging liability and report the change in such amount as an unrealized loss on its income statement in the first quarter of 2005. The Company currently expects the change in the fair value of the natural gas hedges in place on March 31, 2005 will be approximately $10.5 million, which will be recorded as a non-cash unrealized loss in the first quarter of 2005. The unrealized loss on derivatives results from a substantial strengthening in gas prices in the first quarter of 2005 which caused an increase in the liability for the “mark to market” adjustment. As a result of this non-cash adjustment, the Company expects to report a net loss in the first quarter of 2005.

DEPRECIATION, DEPLETION AND AMORTIZATION (DD&A)

The Company also provided guidance on the first quarter DD&A expense based on its year-end proved developed reserves, net capitalized oil and gas property development costs and the realized production during the first quarter of 2005. The Company expects to report DD&A expense of approximately $5.7 million in the first quarter of 2005, compared to approximately $3.2 million in the fourth quarter of 2004. Although total proved reserves increased at year end 2004 over prior amounts by approximately 30% to 101 Bcfe, the Company follows the successful efforts method of accounting which requires companies to calculate and report the DD&A expense applicable to capitalized development costs using only proved developed reserves rather than total proved reserves. The Company expects to periodically update its reserve report during the year for the purpose of including any new proved developed reserves in future DD&A expense calculations.

DRILLING AND PRODUCTION UPDATE

The Company also announced the abandonment of an exploratory well, the Perret 68-1, in the Port Hudson Field in South Louisiana. On the Company’s non-operated interest in the CWM No.2 well in the Bayou Choupique Field, also in South Louisiana, the well has been drilled through the initial 180 feet of the objective section in the Hackberry sand and have encountered shows of gas throughout the currently drilled objective section on the mudlog of the well. The Company expects to run an open-hole log and have more definitive results in the next couple of weeks.

The Company also reported that it has added several new Cotton Valley wells in East Texas into production in the last two weeks and now has a total of 22 Cotton Valley wells in production.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, including the risk that the financial results ultimately reported for the first quarter of 2005 could differ from these statements, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.